EXHIBIT 99.1

Delek Logistics Partners, LP Reports Third Quarter 2017 Results

•	Declared quarterly distribution of $0.715 per limited partner unit; increased by 9.2 percent year-over-year

•	Reported third quarter 2017 net cash from operating activities of $30.5 million and distributable cash flow of $21.6 million

BRENTWOOD, Tenn., November 8, 2017 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2017. For the three months ended September 30, 2017, Delek Logistics reported net income attributable to all partners of $16.9 million, or $0.50 per diluted common limited partner unit. This compares to net income attributable to all partners of $13.2 million, or $0.41 per diluted common limited partner unit, in the third quarter 2016. Distributable cash flow was $21.6 million in the third quarter 2017, compared to $19.1 million in the prior-year period.

For the third quarter 2017, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $29.7 million compared to $22.0 million in the prior-year period. The combination of a higher gross margin per barrel in west Texas, improved performance from the Paline Pipeline and East Texas marketing agreement were the primary factors in the year over year increase.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the third quarter, we added a truck crude unloading facility to support the Big Spring refinery and are on track to increase the Paline Pipeline capacity to 42,000 barrels per day in the first quarter 2018. In addition to these initiatives, to provide logistics support to a larger refining system at Delek US, we will continue to explore other opportunities. Also, we believe that following our sponsor's, Delek US, acquisition of Alon USA Energy on July 1, there will be an opportunity to grow through future potential dropdowns. We anticipate that the financial flexibility provided by our balance sheet and focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Yemin concluded, "Our operations performed well in the third quarter, and our EBITDA was approximately $30.0 million for the second quarter in a row. Our west Texas margins remained strong, and the Paline Pipeline operated near capacity as crude oil differentials remained favorable to support third-party crude oil shipments to the Gulf Coast. We ended the quarter with approximately $533 million of capacity on our credit facility and a total leverage ratio of approximately 3.7 times. This financial position supported the 9.2 percent year-over-year increase in our declared third quarter distribution."

Distribution and Liquidity
On October 25, 2017, Delek Logistics declared a quarterly cash distribution for the third quarter of $0.715 per limited partner unit, which equates to $2.86 per limited partner unit on an annualized basis. This distribution is expected to be paid on November 14, 2017 to unitholders of record on November 7, 2017. This represents a 1.4 percent increase from the second quarter 2017 distribution of $0.705 per limited partner unit, or $2.82 per limited partner unit on an annualized basis, and a 9.2 percent increase over Delek Logistics’ third quarter 2016 distribution of $0.655 per limited partner unit, or $2.62 per limited partner unit annualized. For the third quarter 2017, the total cash distribution declared to all partners, including IDRs, was approximately $22.3 million. Based on the declared distribution for the third quarter 2017, the distributable cash flow coverage ratio for the third quarter was 0.97x.

As of September 30, 2017, Delek Logistics had total debt of approximately $401.3 million and cash of $5.3 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was $532.7 million.

Financial Results
Revenue for the third quarter 2017 was $130.6 million compared to $107.5 million in the prior year period. The increase in revenue is primarily due to higher sales prices in the west Texas wholesale business. Total operating expenses were $10.7 million in the third quarter 2017, compared to $9.3 million in the third quarter 2016. This increase was primarily due to outside services and employee related expenses. Total segment contribution margin was $30.8 million in the third quarter 2017 compared to $24.7 million in the third quarter 2016. General and administrative expenses were $2.8 million for the third quarter 2017, compared to $2.3 million in the prior year period.

Pipelines and Transportation Segment
The contribution margin in the third quarter 2017 was $17.5 million compared to $16.1 million in the third quarter 2016. This change was primarily due to improved performance on the Paline Pipeline, higher volume on the Lion Pipeline System, partially offset by lower volume on the SALA system. During the third quarter 2017, the Paline Pipeline was a FERC regulated pipeline with a tariff established for potential shippers, compared to the prior year period when 10,000 barrels per day of the pipeline capacity was under contract with a third-party for a monthly fee. The Paline Pipeline was shut down for approximately nine days due to disruption caused by Hurricane Harvey in the Beaumont area in the third quarter 2017. Operating expenses were $8.6 million in the third quarter 2017 compared to $7.7 million in the prior year period.

Wholesale Marketing and Terminalling Segment
During the third quarter 2017, contribution margin was $13.3 million, compared to $8.6 million in the third quarter 2016. This increase was primarily due to improved performance in the west Texas wholesale operations and east Texas marketing agreement on a year-over-year basis. Operating expenses increased to $2.1 million in the third quarter 2017, compared to $1.6 million in the prior year period.

In the west Texas wholesale business, average throughput in the third quarter 2017 was 12,929 barrels per day compared to 12,162 barrels per day in the third quarter 2016. The wholesale gross margin in west Texas increased year-over-year to $4.00 per barrel and included approximately $1.6 million, or $1.32 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the third quarter 2016, the wholesale gross margin was $1.16 per barrel and included $1.8 million from RINs, or $1.57 per barrel. On a year-over-year basis, continued growth in drilling activity in the Permian Basin increased fuel demand and improved the supply/demand balance, which combined with higher margins during a period of product supply disruptions associated with Hurricane Harvey, led to improved performance in the west Texas wholesale business.

Average terminalling throughput volume of 127,229 barrels per day during the quarter increased on a year-over-year basis from 120,099 barrels per day in the third quarter 2016 primarily due to higher throughput at the Tyler, Texas terminal, partially offset by a decline at other locations. During the third quarter 2017, average volume under the east Texas marketing agreement with Delek US was 74,357 barrels per day compared to 67,812 barrels per day during the third quarter 2016.

Management Appointments
Alan Moret has been appointed President of the general partner of Delek Logistics. He joined Delek US through the Alon USA transaction and has served as an EVP of Delek Logistics since July 1, 2017. At Alon, Mr. Moret served as Interim CEO of Alon USA Energy, Inc. and Alon USA Energy Partners, LP from January 2017 until July 1, 2017. Prior to these appointments, Mr. Moret served as Senior Vice President of Supply, Trading and Logistics at Alon since 2008 and, prior to that, as Senior Vice President of Alon’s Asphalt Division where he directed the company’s asphalt operations and marketing. Mr. Moret joined Alon USA in August 2006 in connection with Alon USA’s acquisition of Paramount Petroleum Corporation, where he served as President from November 2001 to August 2006. Mr. Moret has more than 40 years of experience with refining, crude oil and refined product trading and marketing, petroleum logistics, and asphalt business.

Third Quarter 2017 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2017 results on Thursday, November 9, 2017 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 9, 2018 by dialing (855) 859-2056, passcode 99812645. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) third quarter 2017 earnings conference call on Thursday, November 9, 2017 at 9:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics'

assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek to successfully integrate the businesses of Delek and Alon USA Energy, Inc., to grow as expected and realize the synergies and the other anticipated benefits of its merger with Alon, which became effective as of July 1, 2017, as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
EBITDA, distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	September 30,	December 31,
	2017	2016

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$5,290	$59
Accounts receivable	20,317	19,202
Accounts receivable from related parties	714	2,834
Inventory	7,891	8,875
Other current assets	37	1,071
Total current assets	34,249	32,041
Property, plant and equipment:
Property, plant and equipment	357,532	342,407
Less: accumulated depreciation	(106,880)	(91,378)
Property, plant and equipment, net	250,652	251,029
Equity method investments	106,098	101,080
Goodwill	12,203	12,203
Intangible assets, net	16,182	14,420
Other non-current assets	3,474	4,774
Total assets	$422,858	$415,547
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$14,547	$10,853
Accounts payable to related parties	—	—
Excise and other taxes payable	3,376	4,841
Tank inspection liabilities	919	1,013
Pipeline release liabilities	1,000	1,097
Accrued expenses and other current liabilities	8,897	2,925
Total current liabilities	28,739	20,729
Non-current liabilities:
Long-term debt	401,318	392,600
Asset retirement obligations	3,991	3,772
Deferred tax liabilities	—	—
Other non-current liabilities	14,568	11,730
Total non-current liabilities	419,877	408,102
Total liabilities	448,616	428,831
Deficit:
Common unitholders - public; 9,067,411 units issued and outstanding at September 30, 2017 (9,263,415 at December 31, 2016)	175,831	188,013
Common unitholders - Delek; 15,294,046 units issued and outstanding at September 30, 2017 (15,065,192 at December 31, 2016)	(195,217)	(195,076)
General partner - 497,172 units issued and outstanding at September 30, 2017 (496,502 at December 31, 2016)	(6,372)	(6,221)
Total deficit	(25,758)	(13,284)
Total liabilities and deficit	$422,858	$415,547

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$40,131	$36,360	$116,574	$111,814
Third-party	90,495	71,110	270,294	211,565
Net sales	130,626	107,470	386,868	323,379
Operating costs and expenses:
Cost of goods sold	89,120	73,527	266,749	213,381
Operating expenses	10,662	9,251	30,986	28,445
General and administrative expenses	2,751	2,307	8,255	7,918
Depreciation and amortization	5,462	5,356	16,397	15,164
(Gain) loss on asset disposals	(5)	28	2	(16)
Total operating costs and expenses	107,990	90,469	322,389	264,892
Operating income	22,636	17,001	64,479	58,487
Interest expense, net	7,124	3,409	16,657	9,892
(Income) loss from equity method investments	(1,584)	308	(3,005)	743
Other income, net	(1)	—	(1)	—
Income before income tax expense	17,097	13,284	50,828	47,852
Income tax expense	174	133	333	360
Net income attributable to partners	16,923	13,151	50,495	47,492
Comprehensive income attributable to partners	$16,923	$13,151	$50,495	$47,492

Less: General partner's interest in net income, including incentive distribution rights	4,745	3,259	13,406	8,303
Limited partners' interest in net income	$12,178	$9,892	$37,089	$39,189

Net income per limited partner unit:
Common units - (basic)	$0.50	$0.41	$1.52	$1.61
Common units - (diluted)	$0.50	$0.41	$1.52	$1.60
Subordinated units - Delek (basic and diluted)	$—	$—	$—	$1.64

Weighted average limited partner units outstanding:
Common units - basic	24,361,457	24,303,740	24,341,921	21,878,935
Common units - diluted	24,389,582	24,380,334	24,382,426	21,962,733
Subordinated units - Delek (basic and diluted)	—	—	—	2,408,610

Cash distribution per limited partner unit	$0.715	$0.655	$2.110	$1.895

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2017	2016

Cash Flow Data
Net cash provided by operating activities	$77,904	$86,761
Net cash used in investing activities	(21,721)	(60,161)
Net cash used in financing activities	(50,952)	(26,600)
Net increase in cash and cash equivalents	$5,231	$—

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
Reconciliation of net income to EBITDA:
Net income	$16,923	$13,151	$50,495	$47,492
Add:
Income tax expense	174	133	333	360
Depreciation and amortization	5,462	5,356	16,397	15,164
Interest expense, net	7,124	3,409	16,657	9,892
EBITDA	$29,683	$22,049	$83,882	$72,908

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$30,493	$29,172	$77,904	$86,761
Changes in assets and liabilities	(8,460)	(9,979)	(11,141)	(22,513)
Maintenance and regulatory capital expenditures	(698)	(718)	(5,011)	(2,351)
Reimbursement from Delek for capital expenditures	419	726	4,254	1,528
Accretion of asset retirement obligations	(73)	(68)	(219)	(199)
Deferred income taxes	(39)	—	(158)	—
Gain (loss) on asset disposals	5	(28)	(2)	16
Distributable Cash Flow	$21,647	$19,105	$65,627	$63,242

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Distributions to partners of Delek Logistics, LP	2017	2016	2017	2016
Limited partners' distribution on common units	$17,418	$15,920	$51,380	$46,039
General partner's distributions	355	325	1,047	940
General partner's incentive distribution rights	4,497	3,057	12,650	7,503
Total Distributions to be paid	$22,270	$19,302	$65,077	$54,482

Distributable Cash Flow	$21,647	$19,105	$65,627	$63,242
Distributable cash flow coverage ratio (1)	0.97x	0.99x	1.01x	1.16x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)

(In thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Pipelines and Transportation
Net sales:
Affiliate	$27,805	$25,238	$81,972	$77,680
Third party	3,177	3,388	7,910	15,739
Total pipelines and transportation	30,982	28,626	89,882	93,419
Operating costs and expenses:
Cost of goods sold	4,883	4,811	13,691	14,401
Operating expenses	8,573	7,678	24,661	22,317
Segment contribution margin	$17,526	$16,137	$51,530	$56,701
Total Assets	$344,260	$327,757

Wholesale Marketing and Terminalling
Net sales:
Affiliate	$12,326	$11,122	$34,602	$34,134
Third party	87,318	67,722	262,384	195,826
Total wholesale marketing and terminalling	99,644	78,844	296,986	229,960
Operating costs and expenses:
Cost of goods sold	84,237	68,716	253,058	198,980
Operating expenses	2,089	1,573	6,325	6,128
Segment contribution margin	$13,318	$8,555	$37,603	$24,852
Total Assets	$78,598	$65,413

Consolidated
Net sales:
Affiliate	$40,131	$36,360	$116,574	$111,814
Third party	90,495	71,110	270,294	211,565
Total consolidated	130,626	107,470	386,868	323,379
Operating costs and expenses:
Cost of goods sold	89,120	73,527	266,749	213,381
Operating expenses	10,662	9,251	30,986	28,445
Contribution margin	30,844	24,692	89,133	81,553
General and administrative expenses	2,751	2,307	8,255	7,918
Depreciation and amortization	5,462	5,356	16,397	15,164
(Gain) loss on asset disposals	(5)	28	2	(16)
Operating income	$22,636	$17,001	$64,479	$58,487
Total Assets	$422,858	$393,170

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Pipelines and Transportation	2017	2016	2017	2016
Maintenance capital spending	$1,521	$2,403	$4,564	$3,628
Discretionary capital spending	1,397	210	2,151	409
Segment capital spending	$2,918	$2,613	$6,715	$4,037
Wholesale Marketing and Terminalling
Maintenance capital spending	$351	$101	$768	$173
Discretionary capital spending	517	363	1,213	799
Segment capital spending	$868	$464	$1,981	$972
Consolidated
Maintenance capital spending	$1,872	$2,504	$5,332	$3,801
Discretionary capital spending	1,914	573	3,364	1,208
Total capital spending	$3,786	$3,077	$8,696	$5,009

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	60,247	55,217	59,653	55,951
Refined products pipelines	51,623	47,974	50,933	51,794
SALA Gathering System	15,997	17,237	16,160	18,172
East Texas Crude Logistics System	15,260	17,026	15,006	13,108
El Dorado Rail Offloading Rack	—	—	—	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	74,357	67,812	71,917	68,137
West Texas marketing throughputs (average bpd)	12,929	12,162	13,647	13,039
West Texas marketing margin per barrel	$4.00	$1.16	$3.62	$1.24
Terminalling throughputs (average bpd)	127,229	120,099	123,780	121,791

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366